Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 22, 2017, with respect to the consolidated balance sheets of Envigo International Holdings, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive loss for each of the years then ended and to the reference to our firm under the heading “Experts” included in the Registration Statement on Form S-4/A, to be filed by Avista Healthcare Public Acquisition Corp. with the Securities and Exchange Commission.

(signed) KPMG LLP

Indianapolis, Indiana
February 9, 2018